Exhibit 99.1

Processa Pharmaceuticals Secures Strategic Investment and Evaluates Corporate Crypto Treasury Strategies

VERO BEACH, Fla., August 07, 2025 (GLOBE NEWSWIRE) — Processa Pharmaceuticals, Inc. (Nasdaq: PCSA), a clinical-stage biopharmaceutical company developing Next Generation Cancer (NGC) therapies for cancer patients, today announced that it has secured a strategic investment and that it is evaluating corporate cryptocurrency treasury strategies as part of its broader financial and growth objectives.

We believe that strategic engagement with emerging financial technologies, including select cryptocurrencies with potential yield-generating capabilities, may offer novel avenues to diversify our capital base and enhance financial flexibility, while providing an opportunity for long-term value creation.

While we remain committed to rigorous compliance with all applicable regulatory standards, we recognize the potential for blockchain-based assets to contribute meaningfully to the funding of our clinical development programs. This approach could allow us to reduce dilution for existing shareholders, access additional sources of capital, and position the company at the forefront of biotech-fintech convergence.

We are evaluating these opportunities with a focus on long-term value creation, transparency, and responsible stewardship of investor capital.

George Ng, CEO of Processa stated, “We continue to deliver on the operational commitments, seeking meaningful therapies for patients, while exploring innovative financial strategies that can support optimal outcomes for Processa’s shareholders and stakeholders.”

Processa has also engaged LifeSci Capital, LLC in an advisory capacity in connection with implementing its cryptocurrency treasury strategy.

About Processa Pharmaceuticals, Inc.

Processa is a clinical-stage pharmaceutical company focused on developing the Next Generation Cancer (NGC) drugs with improved safety and efficacy. Processa’s NGC drugs are modifications of existing FDA-approved oncology therapies resulting in an alteration of the metabolism and/or distribution of these drugs while maintaining the existing mechanisms of killing the cancer cells. By combining its novel oncology pipeline with proven cancer-killing active molecules and its Regulatory Science Approach, Processa’s strategy is to develop more effective therapy options with improved tolerability for cancer patients through an efficient regulatory path. In addition to its core oncology programs, Processa is actively pursuing strategic partnerships for non-oncology assets to unlock additional value.

For more information, visit our website at www.processapharma.com.

Forward-Looking Statements

This release contains forward-looking statements. The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Processa Pharmaceuticals with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Company Contact:

Patrick Lin

(925) 683-3218

plin@processapharma.com

Investor Relations:

Dave Gentry

RedChip Companies, Inc.

1-407-644-4256

PCSA@redchip.com